SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 14, 2013

SPECTRUM GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11988	22-2365834
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

1063 McGraw Irvine, CA (Address of principal executive offices)	92614 (Zip code)

Registrant's telephone number, including area code:  (949) 748-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement
On February 14, 2013, the Company entered into an amended and restated employment agreement (the “Agreement”) with Gregory N. Roberts, President and CEO of the Company, providing for a three-year term, ending June 30, 2016. During the term of the Agreement, the Company agrees to nominate Mr. Roberts to the Board of Directors. Mr. Roberts' base salary will remain at $525,000 per annum, and for fiscal 2014 and thereafter, Mr. Roberts will be entitled to receive a performance bonus based on specified percentages of the Company's pre-tax profits, after certain adjustments. Mr. Roberts is also entitled to receive a one-time bonus of $275,000, payable within 10 business days after the Agreement was signed. Upon termination of Mr. Roberts's employment by the Company without “cause” or by Mr. Roberts for “good reason”, Mr. Roberts is entitled to receive, among other things, a pro-rata portion of the performance bonus that would otherwise be payable for the year of termination, plus payment of a lump-sum severance payment equal to the greater of $1,500,000, or 75% of “annualized pay”, which is calculated generally as one-third of the salary and performance bonus payments during the 36 months preceding termination.
The above is a summary and is qualified in its entirety by the terms of the Agreement, which is filed as an exhibit to this Report on Form 8-K.
Item 9.01. Exhibits.
(d) Exhibits

10.1	Amended and Restated Employment Agreement dated as of February 14, 2013, between Gregory N. Roberts and Spectrum Group International, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 15, 2013

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	General Counsel and Secretary